Exhibit 99.1

MIRATI THERAPEUTICS REPORTS FIRST QUARTER 2019
FINANCIAL RESULTS

SAN DIEGO - April 29, 2019 - Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the first quarter ended March 31, 2019.

First Quarter Highlights

•
January 7th, we announced a clinical collaboration with Bristol-Myers Squibb Company to evaluate the combination of sitravatinib and nivolumab (OPDIVO®), in our planned Phase 3 clinical trial in second line NSCLC patients who have progressed following prior treatment. Mirati will sponsor and fund the clinical trial and Bristol-Myers Squibb will provide nivolumab at no cost.

•	January 15th, we announced that we had dosed the first patient in the Phase 1/2 clinical trial of MRTX849, a novel KRAS G12C inhibitor.

•	January 22nd, we announced the successful completion of a public offering of common stock that provided net cash proceeds of $107.9 million.

•	February 19th, we announced the appointment of Faheem Hasnain as Chairman of the Board of Directors.

“In the first quarter we made significant advances across our pipeline, including the dosing of the first patient with our KRAS G12C inhibitor, MRTX849. We also strengthened our operational and strategic capabilities, highlighted by a successful public offering and the appointment of Faheem Hasnain as Chairman of the Board,” said Charles M. Baum, M.D., Ph.D., President and Chief Executive Officer. “Our clinical programs continue to advance, and we are on track for a second quarter initiation of the Phase 3 randomized trial of sitravatinib plus nivolumab, versus docetaxel, in second line non-small cell lung cancer (NSCLC). The Phase 1/2 clinical trial of our KRAS G12C inhibitor, MRTX849, is ongoing and enrollment is proceeding well. We will provide an initial clinical efficacy update on MRTX849 in the second half of 2019.”

Financial Results for the First Quarter 2019

Cash, cash equivalents, and short-term investments were $301.0 million at March 31, 2019, compared to $222.8 million at December 31, 2018. In January 2019, we completed a public offering of common stock that provided net cash proceeds of $107.9 million.

License and collaboration revenues relate to the Collaboration and License Agreement between the Company and BeiGene, Ltd. ("BeiGene"), dated January 7, 2018. License and collaboration revenues for the first quarter of 2019 were $1.2 million and relate to revenues earned in connection with a manufacturing supply services agreement with BeiGene. License and collaboration revenues for the first quarter of 2018 were $9.5 million and relate to the license the Company granted to BeiGene under the Collaboration and License Agreement.

Research and development expenses for the first quarter of 2019 were $34.2 million, compared to $19.7 million for the same period in 2018. The increase in research and development expenses is due to an increase in expense associated with sitravatinib and MRTX849, as well as an increase in salaries and related expense, including an increase in share-based compensation expense. The increase in sitravatinib expense is due to increased costs to support the expansion of existing and new clinical trials, and the increase in MRTX849 expense relates to the Phase 1 clinical trial, which was initiated in the first quarter of 2019. The Company recognized research and development-related share-based compensation expense of $5.2 million during the first quarter of 2019, compared to $1.5 million for the same period in 2018.

General and administrative expenses for the first quarter of 2019 were $9.8 million, compared to $5.2 million for the same period in 2018. The increase is primarily due to an increase in share-based compensation expense due to an increase in the fair value of stock options granted during the three months ended March 31, 2019 compared to the same period in 2018. The Company recognized general and administrative-related share-based compensation expense of $5.9 million during the first quarter of 2019, compared to $2.2 million for the same period in 2018.

Net loss for the first quarter of 2019 was $40.9 million, or $1.17 per share basic and diluted, compared to net loss of $14.7 million, or $0.51 per share basic and diluted for the same period in 2018.

About Sitravatinib

Sitravatinib is a spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. As an immuno-oncology agent, sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib's potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation.

Sitravatinib is also being evaluated as a single agent in a Phase 1b expansion clinical trial emphasizing enrollment of patients whose tumors harbor specific mutations in the CBL protein. When CBL is inactivated by mutation, multiple RTKs, including TAM, VEGFR2 and KIT, are dysregulated and may act as oncogenic tumor drivers in NSCLC and melanoma. Sitravatinib potently inhibits these RTKs and is being investigated as a treatment option for cancer patients with CBL mutations.

About MRTX849

MRTX849 is an investigational, orally-available small molecule that is designed to potently and selectively inhibit a form of KRAS which harbors a substitution mutation (G12C). KRAS G12C mutations are present in approximately 14% of NSCLC adenocarcinoma patients, 4% of colorectal cancer patients, and subsets of other types of cancer. Tumors characterized by KRAS G12C mutations are commonly associated with poor prognosis and resistance to therapy, and patients with these mutations have few treatment options. MRTX849 is being evaluated in a Phase 1/2 trial treating patients with molecularly-identified, KRAS G12C-positive advanced solid tumors.

About Mirati Therapeutics

Mirati Therapeutics (NASDAQ: MRTX) is a San Diego-based clinical-stage biotechnology company dedicated to advancing novel therapeutics that extend the lives of patients by directly addressing the genetic and immunological drivers of cancer. Mirati’s lead drug candidate, sitravatinib, is designed to selectively target a spectrum of tyrosine kinases implicated in both tumor growth and the suppression of immune responses to tumors. Sitravatinib has demonstrated durable responses in lung cancer patients whose cancer has progressed despite treatment with checkpoint inhibitors - an area of significant unmet medical need. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are refractory to prior immune checkpoint inhibitor therapy, including a potentially registration-enabling Phase 3 trial of sitravatinib in non-small cell lung cancer projected to initiate in the first half of 2019. Sitravatinib is also being evaluated as a single agent in patients with NSCLC, melanoma and other solid tumor types whose tumors harbor specific genetic alterations in CBL.

Mirati is also developing novel inhibitors of KRAS mutations including MRTX849, a potent and selective inhibitor of KRAS G12C. This previously difficult to drug target drives approximately 14% of non-small cell lung adenocarcinomas, 4% of colorectal cancer as well as smaller percentages of several other difficult-to-treat cancers. MRTX849 is being evaluated in a Phase 1/2 clinical trial as a treatment for patients with KRAS G12C-positive tumors. Our research on G12C has led to breakthroughs in targeting other KRAS mutations including G12D which drives tumor growth in more patients than G12C and includes pancreatic, colorectal and other types of cancer. For more information, visit www.mirati.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release regarding the business of Mirati Therapeutics, Inc. (“Mirati”) that are not historical facts may be considered "forward-looking statements," including without limitation statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward-looking statements are typically, but not always, identified by the use of words such as "may," “will,” "would," "believe," "intend," "plan," "anticipate," "estimate," “expect,” and other similar terminology indicating future results. Forward-looking statements are based on current expectations of management and on what management believes to be reasonable assumptions based on information currently available to them, and are subject to risks and uncertainties. Such risks and uncertainties may cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation potential delays in development timelines, negative clinical trial results, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks detailed in Mirati’s recent filings on Forms 10-K and 10-Q with the U.S. Securities and Exchange Commission. Except as required by law, Mirati undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Relations and Media Contact:

Temre Johnson
Mirati Therapeutics Inc.
Director, Investor Relations & Corporate Communications
(858) 332-3562
ir@mirati.com

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$300,985	$222,790
Other current assets	5,397	3,870
Total current assets	306,382	226,660
Property and equipment, net	429	473
Other long-term assets	2,550	1,321
Total assets	$309,361	$228,454

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$24,465	$25,775
Deferred revenue and other current liabilities	638	371
Total current liabilities	25,103	26,146
Deferred revenue and other liabilities	704	732
Total liabilities	25,807	26,878

Stockholders’ equity	283,554	201,576

Total liabilities and stockholders’ equity	$309,361	$228,454

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, unaudited)

	Three months ended March 31,
	2019	2018
Revenue
License and collaboration revenues	$1,244	$9,467
Total revenue	1,244	9,467

Operating expenses
Research and development	$34,240	$19,659
General and administrative	9,762	5,154
Total operating expenses	44,002	24,813

Loss from operations	(42,758)	(15,346)

Other income, net	1,846	637

Net loss	$(40,912)	$(14,709)

Unrealized gain (loss) on available-for-sale investments	158	(288)

Comprehensive loss	$(40,754)	$(14,997)

Basic and diluted net loss per share	$(1.17)	$(0.51)
Weighted average number of shares used in computing net loss per share, basic and diluted	34,980	28,844